THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE
    NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ADSOUTH PARTNERS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

$.                                                      Boca Raton, Florida
                                                               May 16, 2005

                         12% CONVERTIBLE PROMISSORY NOTE

         FOR VALUE RECEIVED, Adsouth Partners, Inc., a Nevada corporation (hereinafter called "Company"), hereby promises to pay to _____________________, (the "Holder") or its registered assigns, without demand, the sum of ____________________________ ($_____), with together with interest as hereinafter provided, on March 16, 2007 (the "Maturity Date"), if not sooner paid; provided, however, that if such date is not a business day, then the Maturity Date shall be the next day that is a business day. A business day shall mean a day on which banks in the State of Florida are authorized or required to be closed for all or part of any day.

         This Note has issued by the Company pursuant to a subscription agreement (the "Subscription Agreement") between the Company and the initial holder of this Note, dated the date of the initial issuance of this Note, and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all terms defined in the Subscription Agreement and used in this Note shall have the same meanings in this Note as in the Subscription Agreement. The following terms shall apply to this Note:

                                   ARTICLE I

                       Interest; Amortization and Security

    1.1.   Interest Rate.   Subject to Section 4.6 hereof, interest payable on
this Note shall accrue at the rate of twelve per cent (12%) per annum from the date of issuance of this Note and shall be payable in arrears on the interest payment dates. The first interest payment dates shall be the first day of October, January, April and July, with the first interest payment date being October 1, 2005 and with a final payment of interest being due on the Maturity Date. In the event of any whole or partial prepayment of this Note, accrued interest shall be payable on the date of such prepayment.

    1.2.   Default Interest Rate.   Following the occurrence of an Event of
Default, as hereinafter defined, which is not cured within twenty (20) days after notice thereof is given to the Company, and during the continuance of such Event of Default, the interest rate on this Note shall (subject to Section 4.6 of this Note) automatically be increased to fifteen percent (15%) per annum, and this Note shall continue to accrue interest at such interest rate until such Event of Default is cured or waived.

    1.3.   Payment of Interest.

           (a) Accrued interest shall be payable in cash on the interest payment dates; provided, however, that the Holder shall have the right to require the Company to pay interest in shares of the Company's common stock, par value $.0001 per share ("Common Stock"), if the following conditions are met:

                (i) The number of shares of Common Stock issuable in payment of the interest due on the interest payment date shall have been registered pursuant to the Securities Act, and such registration statement shall be current and effective on the interest payment date.

                (ii) The Holder shall have given the Company notice not later than three (3) business days prior to the interest payment date.

           (b) The number of shares of Common Stock to be issued pursuant to
Section 1.3(a) of this Note shall be determined by dividing the amount of the interest payment date by the greater of (i) the market price, determined as hereinafter provided, or (ii) $.25 per share.

           (c) The market price shall be equal to eighty percent (80%) of the average of the closing bid prices, as reported by the principal market on which the Common Stock is traded, or if the Common Stock is not traded on such a market, than as provided by the Pink Sheets, LLC or the National Quotation Bureau, Inc., for the twenty (20) trading days ending on the third (3rd) trading day prior to the interest payment date.

    1.4.   No Amortization of Principal.   The principal amount of this Note
shall be due in full on the Maturity Date, and the Company shall have no obligation to make any payments of principal prior to the Maturity Date except as provided in Section 1.7 of this Note.

    1.5.   Security Agreement.   The obligations of the Company pursuant to this

Note are secured by a security interest in assets of the Company as set forth in a security agreement (the "Security Agreement"), dated as of May 16, 2005, by and among the Company, the holders of the Notes and _____________________, as Agent for the Noteholders.

   1.6.    Optional Prepayment of Note.   The Company may prepay, in whole at
any time and in part from time to time, the outstanding principal amount of this Note on thirty (30) days written notice to the Holder. Any whole or partial prepayment shall be made by the Company pro rata as to all of the holders of the Notes. The Holder shall be entitled to convert the principal of this Note pursuant to Section 2.1 of this Note and the interest on this Note pursuant to
Section 1.3 of this Note until 5:00 P.M. Eastern time on the business day prior to the date for prepayment set forth in such notice.

   1.7.    Mandatory Prepayment of Notes.   In the event that the Company shall
raise net proceeds from the private or public sale of its debt or equity securities of at least three million seven hundred fifty thousand dollars ($3,750,000) prior to the Maturity Date, the Company shall prepay the principal and accrued interest on the Notes, on not less than thirty (30) days' notice given not later than seven business days after the Company receives such net proceeds. The Holder shall be entitled to convert the principal of this Note pursuant to Section 2.1 of this Note and the interest on this Note pursuant to
Section 1.3 of this Note until 5:00 P.M. Eastern time on the business day prior to the date for prepayment set forth in such notice. As used in this Section 1.7, the term "net proceeds" shall mean the gross proceeds paid for the securities, less (i) commissions and expenses, if any, payable to an investment banker, broker or finder in connection with the sale, (ii) legal, accounting and printing costs incurred in connection with the sale, (iii) filing fees; (iv) other expenses directly related to the sale of the securities.

                                   ARTICLE II

                            Conversion and Prepayment

    2.1.   Right of Conversion.

           (a) The Holder shall have the right, in whole at any time and in part from time to time, to convert all or any part of the principal amount of this Note and any accrued but unpaid interest on this Note, into such number of shares of Common Stock as is determined by dividing the principal amount and the amount of interest being converted by the Conversion Price, as hereinafter defined; provided, however, that the right to conversion shall terminate at 5:00 P.M. New York City time on the business day prior to the Applicable Maturity Date. The Applicable Maturity Date shall mean the first to occur of the Maturity Date of the date on which the Company has elected or is required to prepay this Note.

           (b) In order to exercise the conversion right, the Holder of this Note shall, except as provided in the Subscription Agreement, surrender this Note at the office of the Company together with written instructions specifying the portion of the principal amount of and accrued interest on this Note which the holder elects to convert and the registration and delivery of certificates for shares of Common Stock issuable upon such conversion. The shares of Common Stock issuable upon conversion of principal and interest on this Note are referred to as the "Conversion Shares." The Holder shall thereupon be deemed the holder of the Conversion Shares so issued, and the principal amount of the Note and interest thereon, to the extent so converted, shall be deemed to have been paid in full. If this Note shall have been converted in part and the Holder delivered the Note to the Company, the Holder shall be entitled to a new Note representing the unpaid principal balance of such Note remaining after deducting the principal amount of the Note converted.

           (c) In the event that the Holder does not surrender this Note for reissuance upon partial payment or conversion, the Holder, by accepting this Note and requesting conversion without tendering the Note, hereby indemnifies the Company against any and all loss, damage, liability or expense, including reasonable fees and expenses of counsel, resulting from a third-party claim in an amount in excess of the actual amount then due under the Note or otherwise resulting from the failure of Subscriber to surrender the Note, and, at the request of the Company, the Holder shall execute an instrument confirming such indemnification agreement.

   2.2.    Conversion Price.   The Conversion Price shall be sixty cents ($.60),
subject to adjustment as provided in this Article II and in the Subscription Agreement. Whenever the Conversion Price is so adjusted, the Company shall promptly mail to the Holder, by first class mail, a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

   2.3. Adjustment in Conversion Price. In addition to any adjustment in the Conversion Price provided in Section 13 of the Subscription Agreement, if the Company shall, subsequent to May 15, 2005, (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide or reclassify its outstanding Common Stock into a greater number of shares or otherwise effect a stock split or stock distribution, or (C) combine or reclassify its outstanding Common Stock into a smaller number of shares or otherwise effect a reverse split, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision or other combination or reclassification shall be proportionately adjusted upward or downward, as the case may be in accordance with generally accepted accounting principles. Such adjustment shall be made successively whenever any event listed in this Section 2.3.

   2.4.    Reclassification, Reorganization or Merger.   In case of any
reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or the class issuable upon conversion of this Note) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of this Note shall have the right thereafter by converting this Note, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Note. The foregoing provisions of this Section 2.4 shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole in part, for a security of the Company other than Common Stock, such transaction shall be treated as a reclassification or reorganization pursuant to this Section 2.4.

   2.5.    Fractional Shares.   No fractional shares or script representing
fractional shares shall be issued upon the conversion of any Note. If, upon any full or partial conversion of this Note, the holder would, except for the provisions of this Section 2.5, be entitled to receive a fractional share of Common Stock, then the fractional share will be rounded up by the issuance of such additional fraction of a share as is necessary to increase the fractional share to a full share of Common Stock.

   2.6.    Limitation on Right of Conversion.   Notwithstanding anything
contained in this Note to the contrary (other than Section 2.7 of this Note, which shall not be affected by this Section 2.6), this Note may not be converted in whole or in part into a number of shares of Common Stock that would result in the Holder being deemed to be the beneficial owner of more than 9.99% of the Company's outstanding Common Stock. Beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 of the Commission thereunder. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Holder shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.

   2.7.    Reservation of Shares.   During the period the conversion right
exists, the Company will reserve from its authorized and unissued Common Stock such number of shares as are issuable upon the full conversion of this Note and such 150% of the estimated number of shares as are issuable from time to time with respect to interest. The Company represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note constitutes full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

   2.8.    Stockholder Status.   The Holder shall not have rights as a
stockholder of the Company with respect to unconverted portions of this Note.

                                  ARTICLE III

                                Events Of Default

   3.1.    Events of Default Defined.   The entire unpaid principal amount of
this Note, together with interest thereon shall become and be due and payable if any one or more the following events (each an "Event of Default" and collectively, "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body, but subject to the provisions of Article 4 of this Note) and be continuing.

           (a) Failure to Pay Principal or Interest. The Company fails to the principal of this Note or any installment of interest when due and such failure continues for a period of five (5) business days after the due date.

           (b) Breach of Covenant. The Company breaches any material covenant in the this Note in any material respect and such breach continues for a period of fifteen (15) business days after written notice to the Company from the Holder specifying in reasonable detail the nature of the breach.

           (c) Breach of Representations and Warranties. The representations and warranties of the Company set forth in the Subscription Agreement, taken as a whole, shall not have been true and correct in all material respects as of the initial closing date, and such failure shall continue for a period of fifteen
(15) business days after written notice to the Company from the Holder specifying in reasonable detail the nature of the breach.

           (d) Judgments. Any money judgment, writ or similar final process shall be entered or filed against Company or any Material Subsidiary or any of their property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

           (e) Receiver or Trustee. The Company or any Material Subsidiary (i.e., a Subsidiary the assets of which represented more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries as of the most recent balance sheet date or the operating income of which accounted for more than fifteen percent (15%) of the Company's consolidated operating income for the more recently completed fiscal year), shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

           (f) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company or any Material Subsidiary and if instituted against them are not stayed or dismissed within ninety (90) days of initiation.

           (g) Absence of Market. The Common Stock shall not be traded on any of the following markets or exchanges: the OTC Bulletin Board (or any similar trading facility approved by the Company's board of directors), the Nasdaq SmallCap Market, the Nasdaq National Market System, the American or New York Stock Exchange, and such failure continues for a period of more than five (5) consecutive trading days.

                  (h) Cross Default. Any default by Borrower under the Subscription Agreement, Security Agreement, Warrant or other Transaction Document, as defined in the Subscription Agreement, which is not cured pursuant to any cure period contained in any such document.

                  (i) Senior Debt. Except for Permitted Senior Debt, as defined in the Security Agreement, as long as at least $250,000 principal amount of Notes are outstanding, the Company shall not incur any Senior Debt obligations without the consent of ____________________, as Agent for the Noteholders.

   3.2.    Rights of the Holder.   Nothing in this Note shall be construed to
modify, amend or limit in any way the right of the Holder to bring an action against the Company for failure to pay this Note at Maturity or issue shares of Common Stock in respect thereof pursuant to Article II of this Note.

                                   ARTICLE IV

                                  Miscellaneous

   4.1.    Failure or Indulgence Not Waiver.   No failure or delay on the part
of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

   4.2.    Notices.   All notices, demands, requests, consents, approvals, and
other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by an overnight courier service that provides evidence of delivery, with charges prepaid, or (iv) transmitted by hand delivery or (v) transmitted by facsimile if receipt is confirmed or if transmission is confirmed by one of the other methods for notice provided in this Section 4.2. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon delivery. The addresses for such communications shall be: (i) if to the Company to: Adsouth Partners, Inc., 1515 North Federal Highway, Suite 418, Boca Raton, FL 33432, Attn: Anton Lee Wingeier, CFO, telecopier number: (561) 750-0420, with a copy to: Asher S. Levitsky PC, Esanu Katsky Korins & Siger, LLP, 605 Third Avenue, New York, NY 10158, telecopier number: (212) 716-3338, and (ii) if to the Holder, to the name, address and telecopy number set forth on the Company's books and records, with the initial address being the address set forth on the signature page of the Subscription Agreement, with a copy to
_______________________________________________.

   4.3.    Amendment, Modification and Waiver.   The Notes may be modified and
any obligation or covenant of the Company pursuant to the Notes may be waived with the consent of the holders of sixty percent (60%) of the principal amount of Notes then outstanding; provided, however, that the principal amount, stated maturity date, interest rate and Conversion Price may not be changed for the holder of any Note without the consent of such holder. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

   4.4.    Assignability.   This Note shall be binding upon the Company and its
successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. No transfer of this Note shall be effective unless such transfer is made in compliance with all applicable federal and state securities laws and the Holder shall provide to the Company an opinion of counsel, which counsel and opinion shall be reasonably acceptable to the Company, as to the exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company shall be entitled to treat as the owner of this Note only the person shown as the Holder on its books and records, regardless of whether the Company has any contrary knowledge.

   4.5.    WAIVER OF TRIAL BY JURY.   IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT
OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

   4.6.    Usury Saving Provision.   All payment obligations arising under this
Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

   5.6     Governing Law.   This Note shall be governed by and construed in
accordance with the laws of the State of Florida, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the federal and state courts located in Palm Beach County, Florida. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

   4.7.    Partial Invalidity.   In the event that any provision of this Note is
invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to Holder, to realize on any Collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

   4.8.    Construction.   Each party acknowledges that its legal counsel
participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

         IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by an authorized officer as of date and year first aforesaid.

                                         ADSOUTH PARTNERS, INC.



                                         By:________________________________
                                         Name:
                                         Title:

                              Notice of Conversion

(To be executed by the Registered Holder in order to convert the Note)


The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Adsouth Partners, Inc. on May , 2005 into Shares of Common Stock of Adsouth Partners, Inc. (the "Company") according to the conditions set forth in such Note, as of the date written below.


Date of Conversion:_____________________


Conversion Price:_______________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of Adsouth Partners, Inc.

Shares To Be Delivered:_______________________


Signature:_________________________________________

Print Name:________________________________________

Address:___________________________________________

___________________________________________________